Exhibit 99.1

LBI Media Holdings, Inc.

Moderator: Lenard Liberman

May 13, 2008

4:00 p.m. CT

Operator: Good day everyone and welcome to today’s LBI Media Holdings, Inc. first quarter 2008 results conference call. Today’s call is being recorded at this time.

For opening remarks, I would like to turn the call over to Mr. Lenard Liberman. Please go ahead, sir.

Lenard Liberman: Thank you, operator. Good afternoon everyone and welcome to LBI Media’s first quarter 2008 earnings call. Joining me on today’s call are Winter Horton, our Chief Operating Officer; and Wisdom Lu, our Chief Financial Officer.

During our call, we will provide an overview of the operating results for the first quarter of 2008. Wisdom will then address more detailed financial results and I will open up the call for questions. Wisdom?

Wisdom Lu: Thank you, Lenard.

Before we begin, I would like to remind you that this conference call may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Statements made during this conference call that address results or developments that will occur or may occur at LBI Media in the future are forward-looking statements. These statements regarding future plans, events, financial results and prospects of performance at LBI Media are predictions that involve risks and uncertainties and actual results may very materially. I refer you to LBI Media Inc.’s press release dated May 13th, 2008, for important factors you should consider in evaluating this information.

The forward-looking statements made during this call speak only as of the date hereof and the company undertakes no obligations to update such statements to reflect future events or circumstances.

This conference call also contains non-GAAP financial term within the meaning of Reg G, as adopted by the SEC. This term is Adjusted EBITDA, which we define as net income or loss, plus income tax expense or benefit, gain or loss on the sale of property and equipment, gain or loss on the sale of investment, net interest expense, interest rate swap expense, depreciation and amortization, impairment of broadcast licenses and other non-cash gains and losses.

However, for the purposes of this call, we refer to what we entitle Adjusted EBITDA as simply EBITDA.

In conformity with Reg G, we’ve provided a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, net cash flows provided by operating activities prepared in accordance with U.S. generally accepted accounting principles and our press release issued today. This reconciliation is also provided in our quarterly report, which will be posted on our Web site later this week.

Let me turn the call over to Lenard Liberman, our Executive Vice President and Secretary, to discuss the company’s performance in the first quarter of 2008.

Lenard Liberman: Thanks, Wisdom.

Despite the difficult economic environment that our industry is facing, LBI performed well in the first quarter of 2008. LBI continued to show top line growth and rating success across its stations and markets. For the first quarter of 2008, we reported net revenues of $26.4 million, versus $25.1 million for the same period of 2007, resulting in an increase of five percent. These results are driven primarily by the strong performance of our radio segment, partially offset by a slight decrease on television revenues.

Los Angeles radio continues to show strong performance and historic ratings success. LBI’s flagship Los Angeles radio station, “Que Buena” 105.5 and 94.3 FM, KBUE and KBUA, is now the most listened to Spanish-language, regional Mexican-formatted radio station in the Los Angeles market. Even more impressive, Que Buena’s morning show personality, Don Cheto, has topped Univision’s marquee personality Piolin as the number one disc jockey in Southern California. In addition, KHJ, our full-market Los Angeles AM station, continues to be the number one Hispanic AM station in Los Angeles. KHJ is now the proud home of Dodgers baseball.

Our newly acquired station, KRQB FM in San Bernardino-Riverside, continues its spectacular rise—achieving the number one ratings position in the entire market among 25 to 50 year old adults and taking a commanding ratings lead over all other Spanish language stations. KRQB was acquired on September 2007 and reached number one within its first six months on the air. KRQB FM is already contributing positive EBITDA to Los Angeles radio, with EBITDA margins north of 50 percent.

Both our Dallas and Houston radio stations also continue to perform impressively. Texas radio net revenues grew 10 percent in the first quarter of 2008 versus the first of the first quarter of 2007.

Then moving on to our television segment.

Television net revenue decreased slightly by $400,000, or 2.8 percent, to $12.7 million in the first quarter of 2008 as compared to $13.1 million for the same period of 2007. The main driver of this revenue decrease was the loss of infomercial business at our California station due to the weakening economy, the continuing impact of the mortgage and credit crisis, and the rebuilding of our San Diego TV station, which was destroyed by a wildfire.

While revenues in our television segment were challenged in the first quarter, ratings of these stations were strong. We have been successful in producing a large number of internally developed musical, variety, comedy and news programs at our studios in Burbank. Currently, 55 hours of original television programming is produced each week at our studios, filling each weekday from early fringe through primetime with compelling content. Our library of evergreen programming continues to grow and now contains over 4,500 hours of popular television shows.

In the past year, we began production of two new television shows. “El Show de Lagrimita y Costel” is a musical variety program hosted by a legendary father-and-son comedy duo. These talented actors appear on Telelevisa in Mexico and also star in our most recent hit TV show. In primetime, we added the successful game and variety show, “A Que No Puedes” – “I Bet You Can’t”. This novel creative concept was developed by LBI and has achieved great success.

We are currently in the middle of May sweeps, and so far our flagship Los Angeles television station is ranked number two in primetime, beating both Telemundo and TeleFutura – and we’re among adults 18 to 34, adults 18 to 49 and adults 25 to 54.

Our San Diego station, KSGX, is back on the air after being destroyed in the Southern California wildfires in October 2007 and should soon be added to Cox Cable for the first time.

I will now ask Winter to discuss our new television station KPNZ in Salt Lake City. Winter?

Winter Horton: Thanks, Lenard.

At the end of November of last year we purchased a television station in Salt Lake City, Utah – KPNZ TV. After just five months of operation, KPNZ is already the number-one television station among Hispanic television broadcasters as the only Hispanic broadcaster ranked in the top five overall in the market.

In the first quarter of 2008, KPNZ has already started generating revenues for our television segment and we remain optimistic about it contributing to the EBITDA of the company in 2008. Changing format in December of 2007 from an English independent and former UPN affiliated station, KPNZ TV is yet another example of the company’s success in acquiring broadcast assets and it further demonstrates the value of LBI’s original programming content. This success combined with our flexible capital structure will allow us to continue to grow through acquisitions as well as organic revenue growth despite the softening economy.

In addition, we’re aggressively pursuing other streams of income in order to monetize LBI’s programming value. We’ve launched an effort to syndicate our programming both nationally and internationally, and this has already resulted in increased revenues in the first quarter of 2008.

Let me turn the call back over to Lenard.

Lenard Liberman: Thanks, Winter.

As you can tell from the comments made today, we are encouraged by the success of the company and will continue to invest in our programming content as well evaluate different ways to expand our distribution platform. Also, monetizing our ever-expanding library of evergreen programming is a focus for us in 2008 and beyond. The Hispanic population in the U.S. and its support in the U.S. economy is growing, and this market is watching more and more Spanish language television.

LBI has proven its success at developing top-notched Spanish language programming that appeals to this growing audience. This is confirmed by our ratings performance - We’re a strong number two in Los Angeles market and we remain optimistic about our continuing growth and success in 2008.

Now, I’ll turn the call over to our Chief Financial Officer, Wisdom Lu, who’s going to comment to more detail on our financial performance for the first quarter of 2008.

Wisdom Lu: Thanks, Lenard.

As Lenard already mentioned for the quarter end in March 31, 2008, net revenues increased $1.3 million, or five percent, to $26.4 million, as compared to $25.1 million for the same period in 2007. This increase was primarily attributable to improved advertising revenues at our radio segment with revenue in that segment increasing by $1.7 million, or 13.5percent, to $13.7 million from $12 million when compared to the same period in 2007.

Radio advertising revenues benefited from strong revenue growth at our Texas radio stations and at KRQB FM, the company’s newly acquired radio station in the Riverside-San Bernardino market, which was acquired in September 2007.

The increase in net revenues in the radio segment was partially offset by a small decline in advertising revenues in the television segment. Television net revenues decreased by a modest $0.4 million, or less than three percent, to $12.7 million in the first quarter of 2008 as compared to $13.1 million for the same period in 2007. Declines at our California television stations, one of which was burned down as a result of the October 2007 wildfires, was partially offset by strong revenue growth from the company’s newly acquired television station in Salt Lake City, Utah, which was acquired at the end of 2007, as well as increased revenues at our Texas television stations.

Our radio segment revenue increase resulted from increases in both local and national sales with particularly strong national sales increases in the Los Angeles and Dallas markets. Our television segment revenue decrease was mainly attributable to decreases in local revenues in the Los Angeles market, largely a result of softness in the infomercial category, while national revenue showed slight increases.

Let’s talk about operating expenses. Operating expenses for the three months ended March 31, 2008 increased by $2.9 million, or 17 percent, to $19.7 million – as compared to $16.8 million for the same period in 2007. The primary driver of this increase in operating expenses is a deferred compensation benefit of $1.1 million that the company recorded in the first quarter of 2007 which did not recur in the first quarter of 2008. In addition, selling general and administrative costs rose $1.1 million, or 11 percent, to $10.7 million in the first quarter of 2008 from $9.7 million in the first quarter of 2007.

This increase was primarily attributable to start up costs incurred in the first quarter of 2008 related to the acquisition and operation of our Riverside-San Bernardino radio station, KRQB FM, and our Salt Lake City, Utah, television station, KPNZ TV. The remainder of the increase was related to expenses incurred in implementing new procedures and controls testing as required for SOX 404 compliance.

Program and technical costs increased by $0.5 million or eight percent to $6.1 million in the first quarter of 2008 from $5.6 million in the first quarter of 2007. This increase was mainly attributable to additional program and technical costs of $0.2 million related to our newly acquired stations in Riverside-San Bernardino and Salt Lake City, Utah, and increase in radio programming payroll and research and development costs of approximately $0.2 million as well as a $0.1 million increase in music licensing fees.

Depreciation also increased by $0.1 million in the first quarter of 2008 over the first quarter of 2007 as a result of additional depreciation recorded for the new assets purchased through the Riverside-San Bernardino and Salt Lake City, Utah, acquisition. The company reported a net loss of $5.9 million in the first quarter of 2008 as compared to a net loss of $46.5 million in the same period of 2007 when the company recorded a tax provision of $46.9 million as a result of converting from S-Corp to a C-Corp.

Adjusted EBITDA for the first quarter of 2008 was $9.2 million as compared to $10.6 million for the first quarter of 2007. This decrease was primarily a result of the $1.1 million deferred compensation benefit recorded in the first quarter of 2007 that did not recur in the first quarter of 2008. Excluding this $1.1 million benefit from the first quarter of 2007, Adjusted EBITDA for the first quarter of 2008 was essentially flat to the first quarter of 2007.

Now turning to our balance sheet.

We had approximately $0.5 million in cash and cash equivalents at March 31, 2008. Our total debt balance was approximately $365 million which consists of the following outstanding balances: $ 225 million of the senior subordinated notes due 2017 with an eight and a half percent coupon, $118 million of Term Loan B due in 2012, $20.4 million outstanding on our credit facility, and a $2 million mortgage note on our Burbank property. We have approximately $130 million of capacity on our revolver and had paid down an additional $1.4 million on the revolvers since March 31, 2008. The leverage ratio under our credit agreement for March 31, 2008, was 6.4 times.

This will conclude my formal remarks. I’d like to turn the call over to the operator for questions and answers. Operator?

Operator: Thank you. The question-and-answer session will be conducted electronically today. If you would like to ask a question, please do so by pressing the star key followed by the digit one in your touchtone telephone. If you’re using a speakerphone, please make sure the mute function is turned off to allow your signal to reach our equipment. Once again, please press star one – and we’ll pause for a moment to assemble the roster.

And we’ll take our first question from Bishop Cheen with Wachovia.

Bishop Cheen: Hi, Lenard. Hi, Wisdom. Thank you for all the details. Let me just go to a couple of things you said starting with the deferred comp. I certainly know what non-cash comp is, but what, can you give us a little more color on what this charge was in Q1 ‘07 that is not there in ‘08 because you said, you know, if it was there as if it would be incomparable.

Wisdom Lu: Yes. So the deferred comp was actually a benefit in the first quarter of 2007. So, we have a program where certain key executives of the company can earn additional compensation based on the value of the company. And we accrued that amount and then we pay it out as certain triggers were met. And in the first quarter of 2007 we had actually over accrued, so it actually turns out to be a benefit in that quarter of 2007.

Bishop Cheen: OK.

Wisdom Lu: That ...

Bishop Cheen: It sounds like a very one-off thing.

Wisdom Lu: It’s a very one-off thing, yes.

Bishop Cheen: Yes. All right. And then, this is LBI Media, Inc., so I think at the Holdco you still have some accreting discount notes under your, the debt that you just detailed – is that correct?

Wisdom Lu: That’s right. So ...

Bishop Cheen: Something like $65 million or so?

Wisdom Lu: That’s correct. $68 million, I believe.

Bishop Cheen: $68 million at full maturity, but I don’t, I didn’t think that they hit accretion - I guess they might have hit accretion already.

Wisdom Lu: Yes.

Bishop Cheen: OK.

Wisdom Lu: So they’ve been accreting over the course of the last, you know, whatever period of time.

Bishop Cheen: Right. And those – these are 11 percent cash pay coupons now?

Wisdom Lu: They will be 11 percent cash pay starting April of next year.

Bishop Cheen: OK. Eleven percent cash pay April of next year.

Lenard Liberman: We pay it half, actually half cash pay. We pay half, accrue half.

Bishop Cheen: Oh, OK. So, it’s split coupon?

Lenard Liberman: That’s correct. Isn’t it?

Bishop Cheen: All right.

Lenard Liberman: We should check on it. I thought it was, but, Wisdom ...

Bishop Cheen: Yes, I should check back. I don’t know if you know the balance, the accreted balance at March 31st, but I can check back with you offline on that if you don’t have that handy.

Lenard Liberman: OK. No problem.

Bishop Cheen: OK. And then two, the revolver, again, you’ve been drawing a little bit of it down and paying some back, so I think you gave us that detail on what you had drawn down about 22.4 drawn on the revolver and then you paid back 1.3?

Wisdom Lu: 20.4 outstanding on the revolver as of March 31, 2008 and then I paid down an additional 1.4. So the net should be 19 currently.

Bishop Cheen: Got it. And last, your TV that you’ve been investing in Salt Lake and making some changes and inroads, are you able to pick up any retransmission revenue? I know that San Diego is back on the air – that’s good – going now to Cox Cable, is it generating any extra new revenue via retransmission consent?

Lenard Liberman: In San Diego, we’re just being carried without any kind of payments from this cable company that is carrying our signal, which is a benefit for since our station has a low power so it otherwise doesn’t have much carry.

Bishop Cheen: Right.

Lenard Liberman: And right now we’re evaluating since the must carry window is going to be, I think, October of this year, we are evaluating how to address up full powers in L.A., Houston,

Dallas and Salt Lake City. We are probably going to elect for some kind of retrans with the cable companies and make certain requests of them and see where that takes us.

Bishop Cheen: Yes, that’s, that is helpful. And the last, I guess, it’s a caller thing. We’ve been hearing various reports, all of them consistent that the infomercial business is just, I mean it’s not a recession, it seems like it’s a depression through the infomercial business.

Lenard Liberman: Yes, it’s very bad.

Bishop Cheen: Would you see a bottom there? Do you, how did you see this behaving through the rest of ‘08 and into ‘09?

Lenard Liberman: Well, a big driver of the infomercial business for us, at least, are two categories: auto and mortgage. And in the case of the mortgage category, we literally lost a full hour every day, five days a week, right after primetime. So we eliminated the hour of infomercial and added an hour of television programming there, and that time period now is a strong number two in the market. So, we will monetize that and make back the money and then some on the infomercials. So, that hasn’t been as big a disadvantage.

But what we hear from our retailers is simply that they can’t get our, their buyers financed for cars, certain mortgages are virtually impossible to get in the Hispanic market with a limited level of documentation a lot of our viewers have. So when you take those two categories, it’s pretty ugly. And then when you add on that, the fact that people make most purchases for the mail order products with a credit card and credit card debt and home equity lines are being compressed, that effects the direct response advertisers.

So, yes, I’d say it’s a perfect storm of bad news for the infomercial category— the way we’ve addressed this simply by improving our ratings and expanding our programming hours and just eliminating infomercial hours. But it’s going to get worse before it gets better because imagine that a year from now, when you have digital television and each station now has two, three or four channels, all of a sudden there’s even more inventory out there for them to buy with— so I think it gets particularly ugly for other companies that haven’t transitioned to improved and better programming and highly reliant on infomercial as a revenue source.

Bishop Cheen: Oh, yes, I think you nailed it. We are channel rich and content poor. And I guess we’re going to have to figure out how to fill up the pipes. But you have 4,500 hours ...

Lenard Liberman: Yes.

Bishop Cheen: ... of programming.

Lenard Liberman: And we produce 55 hours a week.

Bishop Cheen: Right.

Lenard Liberman: We’re the largest programmer in the United States of Spanish programming.

Bishop Cheen: Great. I will pass it along. I may loop back for a follow up question. Thank you, Lenard. Thank you, Wisdom.

Lenard Liberman: Thank you.

Wisdom Lu: Thank you. And Bishop, just, so I give you the number. It’s $64.6 million which was accrued on the senior Holdco notes at the end of March 31, 2008.

Operator: And at this time, we don’t have any callers in the queue, but I would like to remind everyone that it is star one if you like to ask a question at this time.

And we’ll go to Linda Karn of Credit Suisse.

Linda Karn: Hi. Thank you. I was hoping that you could give us some additional caller for both radio and TV in terms of, like, same-station sales growth just given the acquisition?

Wisdom Lu: Yes. I can do that. So, total radio, excluding KRQB, grew revenue of 5.4 percent. So $654,000 increase in revenues equating to five percent.

Linda Karn: OK. And then on TV, without the ....

Wisdom Lu: Same store television growth was, television was slightly down, without KPNZ, slightly down $656,000 – or five percent on TV, without KPNZ.

Linda Karn: OK. Thank you.

Operator: And again, ladies and gentlemen, it is star one if you would like to ask a question – and we’ll pause for a moment.

And at this time, we’re not having any questions in the queue. I would like to turn the conference back over for any additional or closing remarks.

Lenard Liberman: I think we’re fine, operator. Thank you very much – and thank you for calling, everyone.

Operator: And ladies and gentlemen, this does conclude today’s conference. We thank you for your participation. You may now disconnect.